Exhibit 5.4

CONSENT OF STEWART MCKELVEY

We hereby consent to the reference to the references to us on the front cover page of, and under the headings “Legal Matters and Interests of Experts” and “Enforceability of Civil Liabilities” in the preliminary short form base shelf prospectus dated June 24, 2015 (the “Prospectus”) forming a part of the registration statement on Form F-10 dated June 24, 2015 of DHX Media Ltd. In giving this consent, we do not acknowledge that we come within the category of persons whose consent is required by the U.S. Securities Act of 1933, as amended, or the rules and regulations thereunder.

/s/ Stewart McKelvey
Stewart McKelvey Halifax, Canada June 24, 2015